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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the use of our report dated February 16, 1999, included in the Annual Report on Form 10-K of Ribozyme Pharmaceuticals, Inc. for the year ended December 31, 1998, with respect to the financial statements, as amended, included in this Form 10-K/A.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-07135 and No. 333-28991) pertaining to the Employee Stock Purchase Plan, the 1996 Stock Option Plan and the 401(k) Salary Reduction Plan and Trust of Ribozyme Pharmaceuticals, Inc. of our report dated February 16, 1999, with respect to the financial statements of Ribozyme Pharmaceuticals, Inc., as amended, included in this Annual Report on Form 10-K/A for the year ended December 31, 1998.


  /s/ERNST & YOUNG LLP

Denver, Colorado
May 7, 1999